Exhibit 4.68

DATED 9 DAY OF MARCH 2007

(1) AMARIN CORPORATION PLC

and

(2) DALRIADA LIMITED

____________________________________________

CORPORATE CONSULTANCY AGREEMENT
____________________________________________

INDEX

1	DEFINITIONS AND INTERPRETATION	1

2	CONSULTANCY SERVICES	2

3	DURATION	2

4	CONSULTANT'S OBLIGATIONS	2

5	FEE / EXPENSES	2

6	TERMINATION	2

7	USE OF CONFIDENTIAL INFORMATION	2

8	STATUS AND INDEMNITY	3

9	INTELLECTUAL PROPERTY RIGHTS	3

10	SEVERABILITY	3

11	BINDING ON SUCCESSORS AND ASSIGNMENTS	3

12	VARIATION	4

13	WHOLE AGREEMENT	4

14	WAIVER, RELEASE AND REMEDIES	4

15	NOTICES	4

16	GOVERNING LAW AND JURISDICTION	4

-i-

THIS AGREEMENT, is made on 9 March 2007 BETWEEN

(1)	Amarin Corporation plc, a company incorporated under the laws of United Kingdom having its registered office at 7 Curzon Street, London, W1J 5HG (the "Company")

AND

(2)	Dalriada Limited, a Bermuda exempted company limited by shares and having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the "Consultant").

WHEREAS

A.	The Consultant has certain skills and abilities and provides consultancy/advisory/management consultancy services which the Company wishes to avail of on a non-exclusive "as required" basis.

B.	The Consultant as an independent contractor is willing and hereby agrees to provide services to the Company as set out herein.

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

Definitions

In this Agreement unless the context otherwise requires or unless otherwise specified:

"Associated Undertaking" means any undertaking which from time to time is a subsidiary undertaking of the Company or is the parent undertaking of the Company or a subsidiary undertaking of any such parent undertaking and for the purposes of this definition "subsidiary undertaking " and "parent undertaking" shall have the meanings respectively given to them by Regulations 3 and 4 of the European Communities (Companies: Group Accounts) Regulations, 1992.

"Confidential Information" means any proprietary information of the Company or the Group, including without prejudice to the generality of the foregoing, information which concerns the business, finance, strategy, organisation, suppliers or customers or research programs or Intellectual Property of the Company or the Group, which shall have come to the Consultant's knowledge during the course of this Agreement.

"Effective Date" means March 9, 2007.

"Group" means the Company and all Associated Undertakings.

"Intellectual Property" means discoveries, concepts, ideas and improvements to existing technology whether or not written down or otherwise converted to tangible form, patents, designs, trade marks, trade names, goodwill, copyrights, all rights in inventions, designs, processes, formulae, notations, improvements, know-how, goodwill, reputation, moulds, get-up, computer programmes and analogous property, plans, models, literary, dramatic, musical and artistic works and all other forms of industrial or intellectual property (in each case in any part of the world and whether or not registered or registerable and to the fullest extent thereof and for the full period thereof and all extensions and renewals thereof) and all applications for registration thereof and all rights and interests, present and future, thereto and therein.

"UK" means the United Kingdom.

"£" means UK Pounds.

"Services" means the consultancy services provided by the Consultant, including but not limited to consultancy services relating to financing and other corporate finance matters, investor and media relations and implementation of corporate strategy.

2	CONSULTANCY SERVICES

The Company engages the Consultant to provide the Services and the Consultant agrees to provide the Services upon the terms and conditions set out herein.

3	DURATION

3.1
This Agreement shall be deemed to have commenced on the Effective Date and shall be for an initial period of 1 year from the Effective Date and shall renew thereafter automatically for rolling periods of 1 year, unless at any time the Agreement is terminated by either party in accordance with clause 6.

4	CONSULTANT'S OBLIGATIONS

4.1
For the purpose of this Agreement and the provision of the Services, the Consultant shall procure and make available to the Company the services, skills and expertise of Mr. Thomas G. Lynch and any additional or substitute persons as may be agreed between the parties hereto ("the Consultant's Representative").

4.2	The Consultant is retained on a non-exclusive "as required" basis to provide the Services to the Company.

5	FEE / EXPENSES

5.1
The Company will pay to the Consultant a fee of £240,000 per annum for the provision of the Services, which will be paid to the Consultant quarterly in arrears.  This fee will be reviewed by the Company and the Consultant on an annual basis in advance of renewal in accordance with clause 3.1.  The Company may also determine to pay the Consultant performance-related payments from time to time.

5.2
The Company shall reimburse the Consultant in respect of all expenses reasonably incurred in the proper performance of the Services, subject to the Consultant providing such receipts or other evidence as the Company may require.

6	TERMINATION

6.1	This Agreement may be terminated by either party giving to the other not less than three months prior notice in writing.

6.2	Each of the parties shall be entitled to forthwith terminate this Agreement if the other party:

6.2.1	shall be in breach of any of the terms of this Agreement; or

6.2.2	goes into liquidation, receivership or Court protection or enters into an arrangement with its creditors.

7	USE OF CONFIDENTIAL INFORMATION

7.1	The Consultant acknowledges:

7.1.1	that the Company possesses a valuable body of Confidential Information; and

7.1.2	that the Company will give the Consultant access to Confidential Information in order to facilitate the proper provision of the Services.

7.2
The Consultant shall and shall procure that its servants or agents (including the Consultant's Representative) shall keep secret and shall not at any time either during the term of this Agreement, or after its termination for whatever reason, use, communicate, reveal, or cause any unauthorised disclosure to any person any of the Confidential Information.

7.3
The restrictions contained in this clause shall not apply to any disclosure required in the ordinary and proper course of the provision of the Services under this Agreement or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority or any information which the Consultant can demonstrate was known to the Consultant prior to the commencement of this Agreement or is in the public domain otherwise than as a result of a breach of this clause.

8	STATUS AND INDEMNITY

8.1
It is hereby declared that the Consultant's Representative is not and will not become an employee of the Company and it is agreed that the Consultant shall be responsible for all payments to the Consultant's Representative for his services to the Consultant for the purposes of this Agreement and will be responsible for, if applicable, the deduction of income tax liabilities and pay related social insurance or similar contributions in respect of any payments to the Consultant's Representative.  The Consultant hereby agrees to indemnify and hold harmless the Company against any claims or demands that may be made by the relevant authorities in respect of income tax, pay related social insurance, penalties or interest relating to payments to the Consultant's Representative in respect of his services to the Consultant for the purposes of this Agreement.

In his capacity as the Consultant's Representative hereunder, the Consultant's Representative shall not be entitled to any fee, salary, pension, bonus, or other fringe benefits from the Company.

8.2	It is further declared that this Agreement shall not constitute or create a partnership between the parties or between either party.

8.3
It is acknowledged by the Company that the Consultant will be free to undertake activities and offer the same or other services (including the services of the Consultant's Representative) at the same time.

8.4	The indemnity contained in this clause 8 shall remain in full force and effect notwithstanding termination by either party in any manner whatsoever.

9	INTELLECTUAL PROPERTY RIGHTS

9.1
This clause 9 applies to any Intellectual Property produced invented or discovered by the Consultant, its servants or agents, including the Consultant's Representative, whether alone or with any other person at any time during the term of this Agreement which relates directly to the business of the Group.

9.2	All Intellectual Property to which this clause 9 applies shall to the fullest extent permitted by law belong to, vest in and be the absolute and sole property of the Company.

9.3	The Consultant hereby undertakes In relation to any Intellectual Property to which this clause 9 applies:

9.3.1	to hold on trust for the benefit of the Company any such Intellectual Property to the extent that the same may not be, and until the same is, vested absolutely in the Company;

9.3.2
at the expense of the Company, to execute all such documents, make such applications, give such assistance and do such acts and things as may be necessary or desirable to vest in and register or obtain letters patent in the name of the Company and otherwise to protect and maintain such Intellectual Property.

10	SEVERABILITY

In the event that any of these terms, conditions or provisions, or any part thereof, should be determined to be invalid, unlawful or unenforceable, such term, condition or provision, or any part thereof, shall be severed from the remaining terms, conditions and provisions which will continue to be valid to the fullest extent permitted by law.

11	BINDING ON SUCCESSORS AND ASSIGNMENTS

11.1	This Agreement shall enure for the benefit of and be binding upon the respective parties hereto and their respective successors and assigns.

11.2	Neither party may assign or transfer this Agreement or any of the rights arising hereunder without the prior written consent of the other party.

12	VARIATION

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

13	WHOLE AGREEMENT

This Agreement contains the whole agreement between the parties hereto relating to the transactions provided for in this Agreement and supersedes all previous agreements (if any) between such parties in respect of such matters and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement, it has not relied on any representations or warranties except for those contained in this Agreement.

14	WAIVER, RELEASE AND REMEDIES

14.1
A waiver by either party of any breach of any of the terms, provisions or conditions of this Agreement shall not constitute a general waiver of such term, provision or condition or to any subsequent act contrary thereto.

14.2
Any remedy or right conferred upon either party for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or otherwise provided for by law.

15	NOTICES

Any notice or other communication whether required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand against receipt of the addressee or if transmitted by fax or sent by prepaid registered post addressed to the party to whom such notice is to be given.

Any such notice shall be deemed to have been duly given if delivered at the time of delivery, if transmitted by fax at the time of termination of the transmission, and if sent by prepaid registered post as aforesaid forty eight hours after the same shall have been posted.

16	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of UK and the courts of UK shall have non-exclusive jurisdiction to deal with all disputes arising from this Agreement.

IN WITNESS whereof this Agreement has been duly executed on the date shown at the beginning of this Agreement.

SIGNED by and on behalf

of the Company by:

SIGNED:

/s/ Alan Cooke
Alan Cooke
Director, Amarin Corporation, plc

SIGNED by and on behalf

of the Consultant by:

SIGNED:

/s/ Thomas G. Lynch